YUM! GLOBAL CODE OF CONDUCT

Insider Trading
Yum! respects the rights and legal protections of the investing public. Beyond the obligation to keep investors properly informed about Yum!'s business, it is also important to avoid selective disclosure that can create an imbalance in information among investors. In addition, employees and directors are prohibited from buying or selling securities (stocks, bonds, etc.) of Yum! if they have knowledge of "material non-public information" about Yum!. Similarly, employees and directors may not buy or sell securities of another company when they have material non-public information about that company as a result of work for or with Yum!. These other companies may include current or potential suppliers or other vendors and the non-public information you learn may be material even if it is not material to Yum!.

"Material non-public information" means information that
> is not available to the public, and
> a reasonable investor would likely consider important in deciding whether to purchase or sell a security.

Many of our employees may have material non-public information simply by virtue of their positions. Material non-public information might include, for example:

> introduction of an innovative restaurant design.
> significant new contracts.
> changes in dividends.
> key personnel changes or departures.
> mergers, acquisitions, joint ventures, and divestitures.
> major developments in litigation.
> unreleased earnings statements and forecasts.
> expected governmental actions relating to Yum! or its industry.
> licensing agreements.
> marketing plans.
> franchisee relationship changes.
> significant cyber security breaches.

If you have knowledge of any of these - and the information is non-public - you may be in possession of material non-public information, and you must not buy or sell securities with that knowledge. If you are in doubt and do not know if the information is material and non-public, you should reach out to the Yum! Law Department and ask for clarification and obtain pre-clearance prior to trading, if applicable.

The rule also applies to people outside of Yum! who obtain the information from one of our employees (for example, an employee's spouse, friend or

YUM! GLOBAL CODE OF CONDUCT

broker; or lawyers, accountants, or other advisors). This means you must never give someone outside Yum! a "tip" regarding material inside information; this includes discussions on Internet "chat rooms" or social media. Only disclose material inside information about Yum! or other companies where and when necessary to carry out Yum!'s legitimate business and where you are confident the information will be properly handled upon disclosure because of a confidentiality agreement, professional obligations or other protections.

Yum! employees and directors should approach trading in Yum! shares as a long-term investment strategy. You may not engage in trading options, short selling, buying or selling of derivative securities, or other speculative positions relative to Yum! securities. Such transactions may create an appearance of improper trading on inside information or a lack of confidence in the Company.

Yum! Expectations:

> Protect material inside information and use and disclose it only as necessary to perform your job.
> "Insiders" (employees who in the ordinary course of the performance of their duties have access to material non-public information regarding the Company) should only trade in Yum! securities:
o    In accordance with the Company's "Insider" or "Restricted Person" Trading Procedures.
o    During applicable "trading windows."
o    If the trade has been pre-approved by the Yum! Law Department (if required by Company policy).
> Consult with the Yum! Law Department any time you plan to make a trade in Yum! securities and are unsure if you have access to material non-public information.

Speak up if You See a Colleague:

> Trading in securities of Yum! while in the possession of material nonpublic information about the Company.
> Disclosing material non-public information about the Company to others who may trade on the basis of that information.
> Making trading options, short sales, purchases or sales of derivative securities, or purchases on margin of Yum! securities.

Question:
I am participating in a pilot rollout of a new software system that our Company is considering purchasing from a small tech company with a limited amount of publicly traded shares. I have heard the trial is going well and we almost certainly are going to buy this company's system. I expect other restaurant companies will follow our lead because of the efficiency this software brings. My sister-in-law invests in tech stocks and knows a lot about them. Can I tell her about this and let her decide whether she thinks this company is a good investment?

Answer:
Absolutely not. The information you have about Yum!'s plans to use this company's product could be material non-public information as it relates to the tech company. If you convey it to your sister-in-law, you would be violating your obligation not to divulge confidential proprietary information. Further, if you or your sister-in-law use the information to invest, you may also be violating securities laws.